THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF DISCLOSED

Exhibit 10.32

CONSULTING AGREEMENT

This Consulting Agreement, entered into on 18 August 2021 (the “Effective Date”), is

Between:

ADIT EDTECH ACQUISITION CORP., a Delaware Corporation with a place of business at 1345 Avenue of the Americas, 33rd Floor, New York, NY 10105

(“ADIT EDTECH” and/or “ADIT” and/or “Company”)

And:

ARTHUR D. LITTLE LLC, a Delaware corporation with a place of business at 10 High Street, Boston MA 02110

(“ADL” and/or “Arthur D. Little”)

(hereinafter each a “Party” and collectively the “Parties”)

WHEREAS ADL is a company engaged in professional consulting for private and public enterprises, focusing among others, on strategy, innovation, and transformation,

WHEREAS Company and ADL wish to enter into this Agreement to set out the terms and conditions under which Company wishes ADL to, and ADL agrees to perform certain Services (as hereinafter defined) for Company.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL PREMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1. Definitions

Unless the context requires otherwise, the following terms shall have the meanings set out below when used in this Agreement:

“ADL Property” means the know-how, techniques, technologies, methods, concepts, tools, designs, inventions and programs and any other element covered by intellectual or industrial property rights owned or licensed by ADL prior to or independently of the Services;

“Deliverable(s)” means any item, such as documentation and reports, to be delivered by ADL to Company under this Agreement;

“Employees” means the one or more employee(s) or independent contractors of ADL who will actually perform the Services;

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“Griid” means Griid Infrastructure LLC, a Delaware limited liability company;

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement dated as of July 1, 2021, by and between the Company and Griid;

“Services” means the services to be provided by ADL to Company as set out in Annex 1 to this Agreement, and includes, without limitation, the delivery to Company of the Deliverables, if any.

2.	Services

2.1	ADL shall perform the Services in accordance with the terms of this Agreement, including Annex 1.

2.2

ADL shall determine the manner in which the Services will be performed. ADL shall be entitled to engage third parties to perform part of its activities, without consultation with Company; provided that such third-parties execute a joinder to the Non-Disclosure Agreement prior to any engagement by ADL. ADL personnel performing the Services shall remain at all times under ADL’s sole authority.

2.3

Unless otherwise expressly agreed upon in writing, the time periods specified in Annex 1 are estimates and the actual time required to complete the Services and achieve the milestones may be longer or shorter than the time estimated depending on factors that known or in the control of ADL at the commencement of the project.

2.4

The performance of the Services will be coordinated through a representative to be appointed by each Party and whose names are identified in Annex 1. All communications relating to the provision of the Services shall be transmitted through the Parties’ representatives. Each Party may designate a new representative by notice to the other Party.

3.	Provision of Information by Company

3.1

Company will provide ADL in a timely manner and in the form as reasonably required by ADL, with all the cooperation, information, data and documentation as well as with human and technical means (“Information”) requested by ADL or which Company knows, or reasonably ought to know, could be of importance for the proper execution of the Services by ADL.

3.2	Company is responsible for the accuracy, completeness and reliability of the Information made available to ADL, including Information which originates from third parties.

3.3

If Company fails to provide the desired Information in a timely and appropriate manner and the performance of the Services is delayed or impaired, ADL will be entitled to charge Company the additional costs and fees resulting therefrom and/or to suspend performance of the services, without prejudice to its other rights and actions.

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4.	Price and payment terms

Company shall pay ADL the “Fees” stipulated in Annex 1 and in accordance with the following conditions:

4.1

All prices indicated are exclusive of taxes. All amounts to be paid to ADL under this Agreement shall be net of any value added, sales, use, turnover, excise and other taxes, duties, charges or assessments of any kind required to be paid or withheld so that ADL receives the amounts stipulated herein as if no such taxes, duties, charges or assessments had been withheld or deducted. Company shall reimburse ADL for any taxes, duties, charges and assessments of any kind imposed on ADL as a result of or in connection with ADL’s performance of the Services.

4.2

Invoices from ADL are payable within thirty (30) business days after the invoice date, provided, however, that any down payment shall be paid within seven (7) business days of the date of invoice. ADL shall invoice Company in accordance with the milestones or other payment provisions specified in Annex 1.

4.3

In case of delay in receipt of any amount that has fallen due, Company shall pay to ADL interest at a rate equal to the lower of 1.5% per month or the highest rate permitted by applicable law on the overdue amount for the period from the date the amount became due until the amount has been received by ADL, without need for any prior formal notice. In addition, ADL may suspend its performance until the overdue amount is received.

4.4

Company shall notify ADL of any objections to its invoices within five (5) business days of receipt, absent which the invoice shall be deemed approved. Any such objections must be given in detail and in writing. No offset by Company is allowed. No payment shall be deemed made until the full amount is at ADL’s full disposal in its bank account. In the event of any dispute regarding an invoice, Company shall pay the undisputed portion of the invoice and negotiate in good faith with ADL to resolve the dispute.

4.5	Expenses incurred by ADL as a direct or indirect result of the performance of the Services shall be paid in accordance with the terms of Annex 1.

5.	Warranty

5.1

ADL warrants that the Services provided hereunder will be of a professional quality conforming to generally accepted industry standards. In addition, ADL represents and warrants that (a) none of the Services or any part of this Agreement is or will be inconsistent with any obligation ADL may have to others; (b) the Services as they are delivered to Company will not infringe, misappropriate or violate any intellectual property or other right of any person or entity; (c) ADL has the full right to provide Company with the assignments and rights provided for herein (including without limitation, through execution of appropriate written agreements with its employees, agents and contractors).

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5.2

ADL shall not be liable for any loss or damage caused by an error made as a result of incorrect or incomplete Information provided by Company. ADL does not provide any warranty whatsoever regarding the results of any action or inaction taken by Company or any other party in reliance on the Services or any report or other information provided pursuant to this Agreement, and ADL shall in no respect be liable for any loss or damage as a result of or otherwise in connection with the implementation of the recommendations of ADL or for the consequences of any decision made by Company on the basis thereof. Implementation of the Services is under Company’s sole and exclusive responsibility and shall be at Company’s sole and exclusive risk.

5.3

THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE PROVIDED IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABLITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE SPECIFICALLY DISCLAIMED.

6.	Limitation of liability

6.1

EXCEPT IN THE CASE OF BREACH OF CONFIDENTIALITY OR INFRINGEMENT, IN NO EVENT SHALL ADL OR COMPANY OR THEIR RESPECTIVE EMPLOYEES, AGENTS, OWNERS OR OFFICERS BE LIABLE TO THE OTHER PARTY FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT AMOUNTS PAYABLE BY COMPANY TO ADL FOR SERVICES OR REIMBURSEMENT OF EXPENSES, AND EXCEPT IN THE CASE OF BREACH OF CONFIDENTIALITY OR INFRINGEMENT, THE LIABILITY OF ADL AND COMPANY AND THEIR RESPECTIVE EMPLOYEES, AGENTS, OWNERS AND OFFICERS SHALL BE LIMITED TO THE AMOUNT RECEIVED BY ADL FROM COMPANY UNDER THIS AGREEMENT DURING THE TWELVE MONTH PERIOD PRECEDING THE CLAIM. The passage of thirty (30) days from the delivery of Services or deliverables to Company without written notice of non-acceptance from Company or Company’s use of the Services or deliverables shall constitute final acceptance of the Services or deliverables.

6.2

Company agrees to indemnify and hold ADL harmless from, and at ADL’s option defend ADL against any costs or liabilities of any nature and in whatever jurisdiction, which may be instituted, made or alleged against, or which are suffered or incurred by ADL and which relate to or arise from, directly or indirectly, the Services, including from implementation of their results including the Deliverables, use of Information provided to ADL, or performance of Services. Company agrees to reimburse ADL in full for all costs and expenses reasonably and properly incurred promptly on demand by ADL in connection with investigating, preparing or defending any such claim, provided that Company will not be responsible for and this indemnity will not apply to any claims or losses to the extent that they have arisen from ADL’s willful breach or gross negligence.

6.4	The provisions of this article 6 shall survive without any limitation the termination of any Services.

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6.5

No action, regardless of form, shall be brought against either party or its employees, agents, owners or officers more than one year after the occurrence of the circumstances giving rise to the cause of action became known to such party.

7.	Intellectual property rights

7.1

ADL remains at all times owner of all rights and title over ADL Property and any tools, methods, know-how, designs, and any element covered by intellectual or industrial property rights or and developed in the course of performance of the Services, whether embodied in the Deliverables or not.

Company acknowledges and agrees that it has no claim on the intellectual and other property rights owned by ADL, nor a right to use or register them or have them registered in any way.

7.2	After payment of all Fees owed by Company to ADL, Company will own the Deliverables.

Each reproduction of the Deliverables allowed by ADL will be preceded by the following disclaimer:

“This document was drafted by Arthur D. Little LLC. (hereinafter “ADL”) at the request of ADIT EdTech Acquisition Corp. on terms specifically limiting ADL’s liability. The conclusions of this document are the result of the professional judgement of ADL, based in part on materials and information provided to ADL by ADIT EdTech Acquisition Corp. and others. The use of this document by any third party, so authorized by ADL, for whatever purpose should not, and does not, release such third party from its duty to apply due diligence in verifying the document’s contents. Any use of this document by a third party, or any reliance on it, or decisions to be made based on it, are the exclusive responsibility of such third party. ADL accepts no obligation or liability in respect of any such third party, and no responsibility whatsoever for possible loss suffered by any third party as a result of decisions or actions based on this document”.

Each use of the Deliverables must be in accordance with the quality, image and reputation of ADL and may not adversely affect, diminish or damage that reputation or image.

ADL hereby grants to Company an irrevocable, royalty free, world-wide license to use, distribute, transmit, reproduce and publish ADL Property solely in connection with the Deliverables.

8.	Confidentiality - Publicity

8.1	ADL has executed a joinder to the Non-Disclosure Agreement and has agreed to be bound by terms thereof as a “Representative” of the Company.

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8.2

Notwithstanding the foregoing, upon completion of the Services, ADL will be entitled to present a selection of clients’ projects, including the Services, as case studies in ADL’s corporate brochures and other marketing materials, and in displays on ADL’s premises, as well as in proposals, identifying the Company by name and providing a general description of the Services, not revealing any confidential information.

10.	Duration

10.1

Term - This Agreement will commence on the Effective Date and will continue in force until the completion of the Services and all related obligations, unless terminated according to the terms of this Agreement.

10.2

Termination for Convenience - Each Party may terminate this Agreement at any time for convenience provided that it delivers to the other Party written notice of its intention to do so, at least thirty (30) calendar days prior to the effective date of termination. Should the case arise, Company shall pay ADL for the Services performed up to the effective date of termination. If the Fees for Services are based on ADL achieving identified milestones, Company shall pay ADL up to and including the last milestone achieved prior to the effective date of termination. In addition, Company shall pay to ADL the hourly rate specified in Annex 1, if any, multiplied by the number of hours of Services that ADL can demonstrate to Company’s satisfaction, were performed between the date that milestone was achieved and the effective date of termination.

10.3	Termination for Cause – Each Party may terminate this Agreement effective immediately upon delivery of notice of termination to the other Party if:

(i) The other Party commits a material breach of this Agreement, and fails to rectify the situation within thirty (30) calendar days after the terminating Party delivering notice of the breach or failure to perform; or

(ii) The other Party becomes insolvent, or a receiver or receiver-manager is appointed for any part of the property of that other Party, or for the benefit of its creditors or files in bankruptcy, or any proceedings under any bankruptcy or insolvency laws are commenced against that Party.

If one Party terminates this Agreement for cause, Company shall pay to ADL any amount due for the Services rendered up to the effective date of termination, provided that if the Fees for Services are based on identified milestones being achieved, Company shall pay ADL only for those milestones achieved to the satisfaction of Company prior to the effective date of termination and shall not pay, nor be liable to pay, ADL any additional compensation.

10.4

Any provision of this Agreement which expressly states it is to continue in effect after termination or expiration of this Agreement, or which by its nature would survive the termination or expiration of this Agreement, shall do so.

10.5

Return of materials, equipment and Confidential Information—Upon termination or expiration of this Agreement, or at any time upon request by Company, ADL shall immediately deliver up to Company, at ADL’s own expense and risk, all Confidential Information of Company and all copies thereof, and all other materials, documents, information, contracts, equipment, materials and property, in ADL’s possession, charge, control, or custody which are owned by, or related in any way to the business or affairs of Company.

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11.	Restrictive Covenants

11.1

Non-Solicitation of Employees – During the Agreement and during a period of twelve (12) months after its expiration or termination, neither Party may conclude directly or indirectly an employment, collaboration or consultancy agreement (for example in the capacity of an employer, principal, or agent) with a former or current employee or associate, or a company controlled by an employee or associate, of the other Party who was directly or indirectly involved in the negotiation of the Agreement and performance of the Services, even if the solicitation comes from the employee. Neither Party will attempt to encourage or persuade such an employee or associate to terminate his/her agreement with the other Party. In the event that a Party is found to be in breach of this article, it shall pay the other Party by way of liquidated damages an amount equal to the aggregate gross annual salary of the person so employed or engaged. This provision shall be without prejudice to any rights to seek injunctive relief. The Parties hereby acknowledge and agree that the above-mentioned formula is a reasonable assessment by them of the costs they would incur by the loss of the person so employed or engaged.

12.	Governing Law and settlement of disputes

12.1	The laws of Massachusetts shall govern this Agreement without giving effect to the conflict of law provisions thereof.

12.2

Except for emergency situations requiring summary proceedings, in the event of a dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, the Parties shall first seek settlement of that dispute by mediation, by one mediator appointed in accordance with mediation procedure, which procedure is deemed to be incorporated by reference into this clause or by the president of the commercial court of Massachusetts.

12.3

If the dispute is not settled by mediation within two months of the appointment of the mediator, or such further period as the Parties shall agree in writing, the dispute shall be referred to and finally resolved as follows:

12.4

Any disputes arising from or otherwise in connection with this Agreement, including any question regarding its existence, validity or termination, shall be subject to the exclusive jurisdiction of the courts of Massachusetts.

13.	Miscellaneous

13.1

Entirety and Amendment - This Agreement together with its Annexes represents the entire agreement between the Parties, except any nondisclosure agreement regarding the subject matter and which may have been signed by the Parties prior to entering into this Agreement, and supersedes any general conditions of either Party.

This Agreement may be amended, modified or supplemented only when approved in writing by the duly authorized representatives of each of the Parties.

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13.2

Severability - In the event that a provision of this Agreement shall be void or unenforceable by reason of any provision of applicable law, it shall be deleted and the remaining provisions hereof shall remain in full force and effect. The Parties shall endeavour in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

13.3

Waiver - No course of dealing or failure of either party to strictly enforce any term, right, or condition of this Agreement shall be construed as a waiver in whole or in part of any such terms, rights, or conditions, or as consent to any future waivers in whole or in part of such terms, rights, or conditions.

13.4

Force majeure. Neither Party shall be liable for any delay or failure of performance due to unforeseeable circumstances, or other causes beyond its control, including, without limitation, war, embargoes, riots, or governmental decisions, provided that the Party subject to such event shall have given prompt written notice to the other Party and provide its best efforts to mitigate the effects of the force majeure event.

Subject to the above notification, performance of this Agreement shall be suspended for a period equal to the period during which the force majeure event lasts.

Should the period of force majeure continue for more than one (1) month, the Parties shall meet and discuss in good faith whether the termination of this Agreement would be appropriate and, if so, under what conditions. In the absence of a mutual agreement within fifteen (15) business days from the date of the Parties’ first meeting, either Party may terminate this Agreement upon written notice to the other Party and without any liability whatsoever.

13.5

Waiver Regarding Trust Funds. ADL acknowledges that, in accordance with the Company’s IPO prospectus, that certain trust agreement referred to therein and the Company’s amended and restated certificate of incorporation, the Company has established a trust account as described in the Company’s IPO prospectus (the “Trust Account”) containing the proceeds from its IPO and other transactions in connection therewith. ADL hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement or any other agreement with the Company, or any other matter and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement). ADL agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Agreement, and ADL further intends and understands such waiver to be valid, binding and enforceable against ADL and each of its affiliates under applicable law. Notwithstanding the foregoing, nothing contained in this Paragraph 0 shall serve to limit or prohibit (a) ADL’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account, for specific performance or other non-monetary relief, or (b) any claims that ADL may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

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13.6

No Recourse Against Non-Parties. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any party under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement.

13.5

Notices - Any notice or communication to be given by either Party shall be deemed sufficiently given if sent by email confirmed by registered or certified mail, return receipt requested, and addressed as follows:

To ADIT:

David L. Shrier, CEO

ADIT EDTECH ACQUISITION CORP.

1345 Avenue of the Americas, 33rd Floor

New York, NY 10105

To ADL:

Sean McDevitt, Partner

Arthur D. Little, LLC

10 High Street

Boston, MA 02110

Such addresses may be changed from time to time by either Party by providing written notice in the manner set forth above.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

Adit EdTech Acquisition Corp.	Arthur D. Little, Inc.

By: /s/ David L. Shrier	By:	/s/ Sean McDevitt
Name: David L. Shrier	Name: Sean McDevitt
Title: CEO	Title: Partner

Date: 8/18/2021	Date: 8/18/2021

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ANNEX 1 to ADL – ADIT EDTECH CONSULTING AGREEMENT

Clover Diligence

Proposal

[***]